Exhibit 99.1

LENOX GROUP INC. REPORTS SECOND QUARTER

2008 RESULTS

August 6, 2008 – Eden Prairie, MN – Lenox Group Inc. (OTCBB: LENX), a leading tabletop, giftware and collectibles company, today reported financial results for its second quarter ending June 28, 2008.

Net sales for the second quarter 2008 totaled $76.2 million as compared to $93.0 million for the comparable prior year period, reflecting a continuation of the difficult economic and retail environment that began in the fourth quarter of 2007.

Net loss for the second quarter of 2008 was impacted by significant one-time non-cash charges related to deferred income tax expense and trademark and asset impairment charges (see EBITDA table below). As a result, net loss for the second quarter of 2008 was $50.7 million as compared to a net loss of $11.3 million in the comparable prior period. EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for one-time special items for the second quarter of 2008 was $1.0 million as compared to $1.4 million for the same period in 2007. (See EBITDA table below)

Net sales for the first half of 2008 totaled $147.6 million as compared to $179.4 million for the comparable prior year period. Net loss for 2008, impacted by these same one-time non-cash items, was $59.7 million, as compared to a net loss of $24.3 million in the comparable prior year period. EBITDA adjusted for one-time special items improved by $5.7 million in the first half of 2008, increasing from a loss of $10.0 million in the prior year period to a loss of $4.3 million this year. The Company’s business is highly seasonal and historically operates at a net loss in the first half of its fiscal year.

Marc Pfefferle, Interim Chief Executive Officer, said, “Although the reduction in net sales was across all channels it was most significant in the wholesale division during the second quarter of 2008 as compared to 2007. The impact of the difficult economic and retail environment was particularly acute on the Gift & Specialty sales channel. In addition, we have continued to see a gradual decline in the overall fine tabletop and collectibles categories in which Lenox primarily operates. However, in the second quarter of 2008, we were successful in offsetting most of the financial impact of the sales shortfalls. Excluding the effects of the writedown of trademarks and deferred tax assets, we recorded only a small decrease in EBITDA, adjusted for special items versus last year. This was accomplished with improved gross margins resulting from improved product mix, more efficient sourcing processes and better Kinston plant performance, as well as a significant reduction in operating expenses.”

He continued, “The Company’s products are highly discretionary and sales are significantly impacted by current weak economic conditions. As a result, assuming continued difficult conditions, we expect sales results in Q3 and Q4 to be significantly lower than last year and the earnings impact of such reductions will not be fully offset by expense reductions or improved gross margins.

“The Company’s strategy is to offset declining categories and channels through the introduction of innovative new products and will pursue new product categories, both internally and through licensing. In this regard, results from our new product introductions over the last year and a half have been very encouraging and well received by retailers and end customers alike. For example, we are optimistic about our new Lenox fine and casual china introductions, including Simply Fine, our new china giftware, kate spade introductions, the totally redesigned Dansk upstairs tabletop collection and several new Department 56 Christmas and giftware products. Bridal registrations, which are a key indicator of future china and bridal giftware sales, are trending up in virtually all product categories.

“However, so far in 2008, economic conditions have significantly reduced baseline sales and muted the impacts of these promising new products. Going forward, we plan a continued stream of innovative and exciting new products for all brands and channels, that we expect to position the Company to grow as economic conditions improve. In addition, we continue to focus on the execution of the many process improvements which have already resulted in better product margins and significant cost reductions. In fact, as a result of our efforts, selling general and administrative expenses, excluding the one-time charges, were down $14.9 million for the first half of 2008 as compared to the same period a year ago.”

EBITDA

The Company incurred significant special or one-time items during 2008 and 2007. Management believes that showing EBITDA and EBITDA adjusted for these special items provides useful information to investors regarding the Company’s results. These measures should not be considered an alternative to the results from operations which are determined in accordance with GAAP. The schedule below reconciles the GAAP financial measure to the non-GAAP financial measure as follows:

Reconciliation of Net Loss (GAAP measure) to

EBITDA Adjusted for Special Items (non-GAAP measure)

	13 Weeks Ended		26 Weeks Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Net loss (GAAP measure)	$(50,673)	$(11,311)	$(59,724)	$(24,306)
Interest expense	3,446	4,072	6,733	6,900
Income tax expense (benefit)	26,848	(7,232)	22,106	(18,477)
Franchise taxes	63	93	125	186
Depreciation expense	2,486	3,155	4,856	6,399
Amortization expense	489	545	982	1,118
Loss on refinancing of debt	—	5,940		5,940
Tradename impairment	14,226	—	14,226	—
Asset impairment loss	2,588	—	2,588	—
(Gain) Loss on fixed asset disposals	—	(21)	32	295
Equity compensation expense (benefit)	117	260	366	(661)
EBITDA	(410)	(4,499)	(7,710)	(22,606)
Special items	1,369	5,928	3,422	12,593
EBITDA adjusted for special items (non-GAAP measure)	$959	$1,429	$(4,288)	$(10,013)

Second Quarter Performance

Wholesale

Net sales decreased $10.4 million, or 15%, in the second quarter of 2008, compared with the same period in 2007 on lower sales volume. The lower volume was due primarily to current economic conditions which have resulted in an extremely weak retail environment, particularly for discretionary products such as those sold by the Company. The gift and specialty channel has been impacted the most. The sale of the Gorham sterling silver product line in the third quarter of 2007 also contributed to the volume decline.

Gross profit decreased $1.4 million in the second quarter of 2008 as compared to the second quarter of 2007 primarily due to lower sales volume and a significant amount of liquidation pricing in 2008. Lower product costs due principally to improvements at the Kinston factory were a partial offset. Gross profit as a percentage of net sales was 47% and 42% in the second quarter of 2008 and 2007, respectively. A lower excess inventory provision contributed 3% to the margin percentage improvement, while lower product costs lead to an additional 2% improvement.

Selling expenses were 15% of net sales in the second quarter of 2008 as compared to 13% in the second quarter of 2007. The higher rate reflects slightly lower expenses on a lower sales base.

Operating income decreased in the second quarter of 2008 by $1.2 million as compared to the comparable period in 2007 due primarily to the sales volume decline.

Retail

Net sales decreased $1.7 million, or 19%, in the second quarter of 2008, compared with the same period in 2007. Lower sales volume, due to a weak retail environment, resulted in a 12% reduction in same store sales. An average of four fewer retail stores in the second quarter of 2008 as compared to the comparable prior year period, also contributed to the volume decline.

Gross profit decreased only $0.3 million in the second quarter of 2008 compared to the second quarter of 2007. Lower sales volume was partially offset by a heavier mix of high gross margin first quality and go-forward merchandise sold in the second quarter of 2008 as compared to lower gross margin excess merchandise sold in the second quarter of 2007. Gross profit as a percentage of net sales was 47% in the second quarter of 2008 versus 42% in the second quarter of 2007. The 5% increase in gross profit percentage was primarily due to a heavier mix of high gross margin first quality and go-forward merchandise sold in the second quarter of 2008 as compared to lower gross margin excess merchandise sold in the second quarter of 2007.

Selling expenses decreased $1.2 million in the second quarter of 2008 compared to the same period in 2007, primarily as a result of fewer stores.

Restructuring charges of $0.6 million in the second quarter of 2007 were principally due to lease termination cost related to the termination of an “All the Hoopla” store lease and to severance related charges.

Impairment charges of $2.6 million in the second quarter of 2008 related to the write-down of the fixed assets of three former “All the Hoopla” stores. These stores had historically generated negative operating cash flow and were projected to continue to this trend into the foreseeable future.

Operating loss was $1.1 million more in the second quarter of 2008 as compared to the second quarter of 2007 due to the impairment charges.

Direct

Net sales decreased $4.5 million, or 29%, in the second quarter of 2008 as compared to the same period in 2007 on lower sales volume. The volume decline was due primarily to a planned reduction in promotion frequency in the direct mail business, targeting a historically higher responding customer group, which was intended to increase customer response rates. Lower catalog and internet sales also contributed to the volume decrease.

Gross profit decreased $2.7 million in the second quarter of 2008 as compared to the second quarter of 2007, principally due to the decrease in sales volume. Gross profit as a percentage of net sales was 73% and 69% in the second quarter of 2008 and 2007, respectively. The 4% increase in gross profit percentage was primarily due to a more favorable product mix.

Selling expenses decreased by $2.7 million, or 27%, in the second quarter of 2008 compared to the same period in 2007. This decrease in selling expense in 2008 was primarily due to a planned decrease in advertising spending designed to maximize operating income by concentrating on programs with the highest customer response rates.

Restructuring charges of $0.2 million in the second quarter of 2007 were severance-related charges.

Operating income increased by $0.2 million or 30% in the second quarter of 2008 compared to the same period in 2007 due to gross profit improvements and cost reductions.

Corporate

Net sales of $0.2 million and $0.3 million in the second quarters of 2008 and 2007, respectively, represents revenue from the licensing of the Lenox brand.

General and administrative expenses decreased by $3.7 million, or 15%, in the second quarter of 2008 as compared to the same period in 2007. This decrease was primarily due to a $1.1 million reduction in base and incentive compensation and benefit related costs, $0.8 million from reduced distribution costs and $0.5 million in pension and postretirement savings. An additional decrease of $1.0 million resulted principally from lower executive management fees, legal fees and other cost savings.

The Company performed an impairment analysis of its intangible assets as of June 28, 2008 as a result of declining revenues. Based on the results of this analysis, the Company determined that the carrying value of the Department 56 and Gorham trademarks exceeded their fair values. The Company recorded an impairment charge of $14.2 million in the second quarter of 2008, $13.0 million related to the Department 56 trademark and $1.2 million related to the Gorham trademark.

Restructuring charges of $0.3 million in the second quarter of 2008 and $1.2 million in the second quarter of 2007 were principally severance costs related to headcount reductions.

Loss on the debt refinancing

The Company incurred a $5.9 million loss on refinancing its term and revolver loans in the second quarter of 2007.

Provision for Income Taxes

The Company recorded tax expense of $26.8. million in the second quarter of 2008, which included $40.8 million in tax expense related to a valuation allowance against the net deferred tax asset balance at June 28, 2008. Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”), requires a company to evaluate its deferred tax assets on a regular basis to determine if a valuation allowance against the net deferred tax assets is required. According to SFAS No. 109, a cumulative loss in recent years is significant negative evidence in considering whether deferred tax assets are realizable. Based on this negative evidence, SFAS 109 precludes relying on projections of future taxable income to support the realizability of deferred tax assets. The Company determined that a full valuation allowance was necessary against all existing federal and state net deferred tax assets as of June 28, 2008, based on the results of this evaluation.

Year to Date Performance

Wholesale

Net sales decreased $15.9 million, or 13%, in the first half of 2008 compared with the same period in 2007 due to lower sales volume. The volume decline was due primarily to current economic conditions which have resulted in an extremely weak retail environment, particularly for discretionary products such as those sold by the Company. The gift and specialty channel has been impacted the most. The sale of the Gorham sterling silver product line in the third quarter of 2007 also contributed to the volume decline.

Gross profit increased $0.7 million in the first half of 2008 as compared to the first half of 2007 as a more favorable product mix and a lower excess inventory provision more than offset the decline in sales volume. Gross profit as a percentage of net sales improved 7% from 40% in the first half of 2007 to 47% in the first half of 2008. The higher gross profit percentage was the result of lower product costs, principally due to improvements at the Kinston factory, which contributed 6% to the improvement. A lower excess inventory provision also contributed to the gross profit percentage improvement.

Selling expenses were 17% of net sales in the first half of 2008 as compared to 14% in the first half of 2007. The higher rate reflects slightly higher advertising expense on a lower sales base.

2007 results included $0.7 million of severance-related restructuring charges largely not repeated in 2008.

Operating income increased $0.9 million in the first six months of 2008 as compared to the same period in 2007 primarily due to the improvement in gross margin percentage as described above.

Retail

Net sales decreased $8.9 million, or 35%, in the first half of 2008, compared with the same period in 2007 on lower sales volume. Sales volume in the first half of 2007 was driven by excessive price reductions to liquidate excess merchandise, which was not repeated in 2008. As a result, same stores sales in the first half of 2008 declined 28%. The weak retail environment which lead to lower outlet mall and store traffic and a net reduction of six stores in the first half of 2008, as compared to the comparable prior period, also contributed to the volume decline.

Gross profit decreased only $0.7 million in the first half of 2008 compared to the first half of 2007 as a favorable product mix was able to offset a significant portion of the volume decline. Gross profit as a percentage of net sales improved 13% from 34% in the first half of 2007 to 47% in the first half of 2008. A greater mix of high gross margin first quality and go-forward merchandise sold in the first half of 2008 as compared to lower gross margin excess merchandise sold in the first half of 2007 accounted for 11% of the gross margin percentage improvement.

Selling expenses decreased $2.6 million in the first half of 2008 compared to the first half of 2007, primarily as a result of fewer stores. Selling expenses increased as a percentage of net sales from 60% in the first half of 2007 to 76% in the first half of 2008. This higher expense rate reflects reduced operating expenses on a significantly smaller net sales base.

Restructuring charges of $1.0 million in the first half of 2007 were related to lease termination and other store closure costs with respect to two store locations, as well as severance-related charges.

Impairment charges of $2.6 million in the first half of 2008 related to the write-down of the fixed assets of three former “All the Hoopla” stores. These stores had historically generated negative operating cash flow and were projected to continue to this trend into the foreseeable future.

Operating loss was $0.3 million less in the first half of 2008 as compared to the first half of 2007, due primarily to the gross margin improvements.

Direct

Net sales decreased $6.5 million, or 19%, in the first half of 2008 as compared to the same period in 2007 on lower sales volume. The volume decline was primarily due to a planned reduction in promotion frequency in the direct mail business, targeting a historically higher responding customer group, intended to increase customer response rates. Lower catalog sales also contributed to the decline.

Gross profit decreased $3.8 million in the first half of 2008 as compared to the first half of 2007, due to the decrease in sales volume. Gross profit as a percentage of net sales was 69% and 67% in the first half of 2008 and 2007, respectively. This increase in gross profit percentage was primarily due to a lower provision for excess inventory and fewer product returns in the first half of 2008 versus the comparable prior year period.

Selling expenses decreased by $4.7, million or 22%, in the first half of 2008 compared to the first half of 2007 due primarily to a planned decrease in advertising spending to maximize operating income by concentrating on programs with the highest customer response rates.

Restructuring charges of $0.2 million in 2007 were severance-related charges that were largely not repeated in 2008.

Operating income increased by $1.1 million, or 51%, in the first half of 2008 compared to the same period in 2007 primarily due to the gross margin improvement and expense reductions.

Corporate

Net sales of $0.4 million in the first half of 2008 represents revenue from the licensing of the Lenox brand and was $0.5 million lower compared with the first half of 2007.

General and administrative expenses decreased by $8.0 million, or 16%, in the first six months of 2008 as compared to the same period in 2007. This decrease was primarily a result of a $2.8 million reduction in base and incentive compensation and benefit related costs, $2.0 million from reduced distribution costs and $1.0 million in pension and postretirement savings. An additional decrease of $3.3 million resulted principally from lower executive management fees, legal fees and other cost savings. The first half of 2007 benefited from a reversal of equity compensation expense related to the forfeiture of certain performance shares, which did not re-occur in the first half of 2008. As a result, equity compensation increased $1.1 million in the first half of 2008 as compared to the first half of 2007.

The Company performed an impairment analysis of its intangible assets as of June 28, 2008, as a result of declining revenues. Based on the results of this analysis, the Company determined that the carrying value of the Department 56 and Gorham trademarks exceeded their fair values. The Company recorded an impairment charge of $14.2 million in the first half of 2008, $13.0 million related to the Department 56 trademark and $1.2 million related to the Gorham trademark.

Restructuring charges of $1.4 million in the first half of 2008 were primarily exit costs related to the closure of the Rogers, MN distribution center that was completed in the first quarter of 2008. Additional 2008 restructuring charges were severance-related costs. Restructuring charges of $5.1 million in the first half of 2007 were principally severance expense related to the Company’s previous chief executive officer, lease buyout expense related to the shutdown of the Company’s Rogers distribution facility and general severance and other costs associated with organizational changes.

Loss on the debt refinancing

The Company incurred a $5.9 million loss on refinancing of its term and revolver loans in the first half of 2007. This loss consisted of $2.7 million of costs incurred in the quarter related to the re-financing as well as the write-off of $3.2 million of previously capitalized loan costs.

Provision for Income Taxes

The Company recorded tax expense of $22.1 million for the first half of 2008 which included $40.8 million in tax expense related to a valuation allowance against the net deferred tax asset balance at June 28, 2008. Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”), requires a company to evaluate its deferred tax assets on a regular basis to determine if a valuation allowance against the net deferred tax assets is required. According to SFAS No. 109, a cumulative loss in recent years is significant negative evidence in considering whether deferred tax assets are realizable. Based on this negative evidence, SFAS 109 precludes relying on projections of future taxable income to support the realizability of deferred tax assets. The Company determined that a full valuation allowance was necessary against all existing federal and state net deferred tax assets as of June 28, 2008 based on the results of this evaluation.

Liquidity and Bank Covenants

The Company had outstanding borrowings on its revolving credit facility in the amount of $69.9 million as of June 28, 2008. Letters of credit outstanding on the same date were $8.3 million. Availability under the credit facility was $17.3 million. In addition, the Company had $99.0 million of term debt outstanding as of June 28, 2008. The Company’s business is seasonal. As a result, a significant portion of the availability was utilized in the first half of the year, while availability will increase in the second half of the year. The Company was in compliance with all financial covenants under the amended credit facility as of June 28, 2008.

Due in part to the negative impact of current economic and retail market conditions, the Company does not expect to remain in compliance with its financial covenants at the end of the third quarter of 2008. The Company’s ability to continue with its current capital and operating structure and to fund operations would be contingent upon the Company’s ability to negotiate a waiver with its lenders and/or restructure its outstanding indebtedness. There is currently no assurance that such a waiver can be obtained or that such a restructuring can occur. However, the Company is currently pursuing certain actions to strengthen its balance sheet and reduce indebtedness, and has commenced discussions with its term loan and credit facility lenders to restructure its outstanding indebtedness.

Strategic Alternatives Process

On January 14, 2008 the Company announced that it would explore strategic alternatives aimed at enhancing shareholder value. On July 28, 2008, the Company announced that it had been unable to find a buyer for the Company as a whole, at an acceptable price, but was continuing to actively explore other strategic alternatives. These include engaging in advanced discussions regarding the sale of the Department 56 business and pursuing certain actions to strengthen its balance sheet and reduce indebtedness. There can be no assurance that the Company will consummate any such alternatives.

Conference Call Information

Lenox Group management will review the Company’s 2008 second quarter results on a conference call beginning at 9:00 a.m. (EDT) on August 7, 2008. Investors will have the opportunity to listen to a live Webcast of the conference call over the Internet at www.earnings.com. To participate, please go to the Web site at least 15 minutes prior to the start time to register and download and install any necessary software. A replay will be available at the same location after the call concludes for those who cannot listen to the live broadcast for a period of 14 days.

About Lenox Group Inc.

Lenox Group Inc. is a market leader in quality tabletop, collectible and giftware products sold under the Lenox, Department 56, Gorham and Dansk brand names. The Company sells its products through wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores, and direct-to-the-consumer channels including catalogs, direct mail, media, telemarketing and the Internet.

Forward-looking statements

Any conclusions or expectations expressed in, or drawn from, the statements in this filing concerning matters that are not historical corporate financial results are “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Such risks and uncertainties that could affect performance include, but are not limited to, the ability of the Company to: (1) integrate certain Lenox and Department 56 operations; (2) achieve revenue or cost synergies; (3) generate cash flow to pay off outstanding debt and remain in compliance with the terms of its credit facilities; (4) successfully complete its operational improvements, including improving inventory management and making the supply chain more efficient; (5) retain key employees; (6) maintain and develop cost effective relationships with foreign manufacturing sources; (7) maintain the confidence of and service effectively key wholesale customers; (8) manage currency exchange risk and interest rate changes on the Company’s variable debt; (9) identify, hire and retain quality designers, sculptors and artistic talent to design and develop products which appeal to changing consumer preferences; (10) successfully implement a strategic alternative including but not limited to the possible sale of the Department 56 business and actions to strengthen its balance sheet and reduce indebtedness; (11) forecast and react to consumer demand in a challenging economic environment; (12) raise capital in light of the delisting of our common stock from the New York Stock Exchange and (13) manage litigation risk in a cost effective manner. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 1A in the Company’s Form 10-K for 2007 dated March 13, 2008 and in Item 1A in the Company’s Quarterly Reports on Form 10-Q that have been subsequently filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

Contact

Fred Spivak

267.525.5095

LENOX GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	13 Weeks Ended				26 Weeks Ended
	June 28, 2008		June 30, 2007		June 28, 2008		June 30, 2007

NET SALES	$76,209		$92,971		$147,607		$179,365
COST OF SALES	37,355	49.0%	49,658	53%	71,949	49%	99,438	55%

Gross Profit	38,854	51.0%	43,313	47%	75,658	51.3%	79,927	45%

Selling, general and administrative expenses	42,074	55.2%	49,860	54%	88,192	59.7%	103,107	57%
Tradename impairment	14,226	18.7%	—	0%	14,226	9.6%	—	0%
Asset impairment loss	2,588	3.4%	—	0%	2,588	1.8%	—	0%
Restructuring charges	429	1.1%	2,077	2%	1,518	1.0%	6,868	4%

OPERATING LOSS	(20,463)	-26.9%	(8,624)	-9%	(30,866)	-20.9%	(30,048)	-17%

OTHER EXPENSE (INCOME)
Interest expense	3,446	4.5%	4,072	4%	6,733	4.6%	6,900	4%
Loss on refinancing of debt	—	0.0%	5,940	6%	—	0.0%	5,940	3%
Other, net	(84)	-0.1%	(93)	0%	19	0.0%	(105)	0%

LOSS BEFORE INCOME TAXES	(23,825)	-31.3%	(18,543)	-20%	(37,618)	-25.5%	(42,783)	-24%

INCOME TAX EXPENSE (BENEFIT)	26,848	35.2%	(7,232)	-8%	22,106	15.0%	(18,477)	-10%

NET LOSS	$(50,673)	-66.5%	$(11,311)	-12%	$(59,724)	-40.5%	$(24,306)	-14%

LOSS PER SHARE – BASIC	$(3.63)		$(0.82)		$(4.29)		$(1.76)

LOSS PER SHARE – ASSUMING DILUTION	$(3.63)		$(0.82)		$(4.29)		$(1.76)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	13,941		13,812		13,909		13,798
ASSUMING DILUTION	13,941		13,812		13,909		13,798

LENOX GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

ASSETS

	June 28, 2008	December 29, 2007	June 30, 2007
CURRENT ASSETS:
Cash and cash equivalents	$385	$3,081	$254
Accounts receivable, net	53,913	43,273	62,407
Inventories	109,928	84,415	109,585
Assets held for sale	—	—	6,604
Deferred taxes	1,259	17,347	16,328
Income tax receivable	9,608	10,114	16,052
Other current assets	6,976	8,405	7,251
Total current assets	182,069	166,635	218,481

PROPERTY AND EQUIPMENT, net	38,163	41,987	42,979
ASSETS HELD FOR SALE	—	—	1,494
TRADEMARKS, net	105,715	119,941	119,092
OTHER INTANGIBLES, net	11,003	11,984	13,017
MARKETABLE SECURITIES	20	71	340
OTHER ASSETS	10,304	11,488	12,392
	$347,274	$352,106	$407,795

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,250	$1,250	$1,250
Borrowings on revolving credit facility	69,927	8,938	68,249
Accounts payable	31,100	31,836	29,415
Accrued compensation and benefits payable	7,356	8,727	6,683
Severance and restructuring reserves	1,000	2,756	5,425
Other current liabilities	6,354	8,826	7,777
Total current liabilities	116,987	62,333	118,799

DEFERRED COMPENSATION OBLIGATION	—	54	328
PENSION OBLIGATIONS	12,139	15,788	26,214
POST RETIREMENT OBLIGATIONS	1,356	1,585	15,373
DEFERRED TAXES	31,440	25,531	18,484
LONG TERM DEBT	98,000	98,500	98,750
DEFERRED GAIN ON SALE-LEASEBACK	3,433	3,570	3,708
OTHER NONCURRENT LIABILITIES	8,802	8,603	10,050
STOCKHOLDERS’ EQUITY	75,117	136,142	116,089
	$347,274	$352,106	$407,795